UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Hilton Hotels Corporation
(Name of Registrant as Specified In Its Charter)

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The following disclosures were included in a current report filed on Form 8-K dated September 10, 2007:

On or about August 9, 2007, Hilton Hotels Corporation (“Hilton”) mailed a definitive proxy statement (the “Proxy Statement”) relating to a special meeting of stockholders of Hilton scheduled to be held on September 18, 2007 for the following purposes: (i) to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 3, 2007 (the “Merger Agreement”), by and among Hilton, BH Hotels LLC (“Parent”), a Delaware limited liability company and an affiliate of The Blackstone Group L.P. (“Blackstone”), and BH Hotels Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent and (ii) to approve an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

As described in the Proxy Statement under the heading “The Merger — Litigation Related to the Merger”, twelve purported class action lawsuits related to the Merger Agreement were filed.  Seven of these lawsuits were filed in the Superior Court of California, County of Los Angeles, and were subsequently consolidated into a single proceeding entitled In re Hilton Hotels Corporation Shareholder Litigation (Lead Case No. BC373765).  On September 6, 2007, the plaintiffs in this proceeding requested that Hilton make the supplemental disclosures set forth below.  On September 7, 2007, the plaintiffs in this proceeding filed a motion seeking to preliminarily enjoin the shareholder vote scheduled for September 18, 2007 unless the supplemental disclosures are made.  Hilton strongly believes that its disclosures in the Proxy Statement are appropriate and adequate under applicable law.  Nevertheless, in order to lessen the risk of any delay of the closing of the proposed acquisition of Hilton by Parent (the “Merger”) as a result of the litigation, Hilton has decided to make available to its stockholders certain additional information in connection with the proposed Merger.  The additional information is set forth below and should be read in conjunction with the Proxy Statement.

Matthew J. Hart, President, Chief Operating Officer and a director of Hilton, abstained from the vote of the Board of Directors of Hilton on July 3, 2007 to approve the terms of the Merger Agreement and the transactions contemplated thereby because of the possibility that he would remain with Hilton following the transaction.

In the absence of the Merger, pursuant to the employment agreement (amended to date) between Hilton and Stephen Bollenbach, Mr. Bollenbach is scheduled to cease to be the Chief Executive Officer of Hilton on January 1, 2008, but he is to continue to work in an executive-employee capacity from January 1, 2008 to December 31, 2010 and is to serve as a consultant from January 1, 2011 to December 31, 2012.  Hilton would be obligated to pay him approximately $4 million for such service over the course of those five years, but Mr. Bollenbach would receive no severance payment if he were to serve the full service terms.  If the Merger is completed and Mr. Bollenbach’s employment is involuntarily terminated (as is expected), Mr. Bollenbach will receive instead severance payments of approximately $10.5 million, as described in the Proxy Statement under the heading “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Potential Severance Benefits”.

The Board of Directors of Hilton approved a fee range for UBS Securities LLC (“UBS”) and Moelis Advisors (“Moelis”) at its June 28, 2007 meeting and delegated negotiation of the fees to Mr. Bollenbach.  Mr. Bollenbach then agreed upon fees with UBS and Moelis subject to receiving confirmation from Blackstone that it did not object to the fees.  The actual fees payable to UBS and Moelis were approved by the Board of Directors of Hilton at its July 3, 2007 meeting, after Blackstone had been consulted.  Under the terms of Moelis’ engagement, Hilton has agreed to pay Moelis an aggregate fee of $14.4 million for its financial advisory services in connection with the Merger, all of which is contingent upon consummation of the Merger.  Terms of UBS’ engagement are described in the Proxy Statement under the heading “The Merger — Opinion of UBS Securities LLC — UBS Compensation and Relationships”.

In its presentations to the Board of Directors of Hilton in June 2007, UBS calculated, for purposes of assisting Hilton in its negotiations with Blackstone, theoretical rates of return for Blackstone in a leveraged buyout of Hilton at alternative purchase prices based on varying assumptions (including, among other things, assumptions as to potential synergies that Blackstone may realize in the Merger in hypothetical amounts ranging up to $100 million) which were utilized solely for illustrative purposes.  Blackstone did not provide Hilton or UBS with any synergy estimates; Hilton did not provide UBS or Blackstone with any synergy estimates.

Hilton does not as a matter of course make public internal valuation analyses.  However, a non-public sum-of-the-parts valuation prepared by the management of Hilton was made available to the Board of Directors of Hilton in June 2007.   This sum-of-the-parts valuation resulted in an estimated gross asset value for Hilton of $25.922 billion.

Management also made available to UBS the following projections for depreciation, change in working capital and capital expenditures and provided UBS with an estimated effective cash tax rate of 35% in connection with the discounted cash flow analysis prepared by UBS for its presentation to the Board of Directors of Hilton on July 3, 2007, which analysis is described in the Proxy Statement under the heading “The Merger — Opinion of UBS Securities LLC — Discounted Cash Flow Analysis”.  These projections are presented below:

	3Q-4Q	Fiscal Year Ending December 31,
	2007	2008	2009	2010	2011	2012
		($ in millions)
Depreciation	183	381	416	442	469	499
Change in Working Capital	121	15	74	218	275	401
Capital Expenditures	656	893	862	641	650	790

Management’s internal financial forecasts, upon which the foregoing projections were based, are subjective in many respects. There can be no assurance that the projections will be realized or that actual results will not be significantly higher or lower than projected. The projections cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year.  As a result, the inclusion of the projections in this Current Report on Form 8-K should not be relied on as necessarily predictive of actual future events.  In addition, the projections were prepared solely for internal use and not with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the Securities and Exchange Commission regarding projections and the use of non GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.  The projections included above were prepared by, and are the responsibility of, our management.  Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

We have not updated and do not intend to update or otherwise revise the projections included above to reflect circumstances existing after the date when made or to reflect the occurrence of further events, even in the event that any or all of the assumptions are shown to be in error.  For a discussion of risks and uncertainties that could cause actual results to differ from these projections, see the discussion in the Proxy Statement under the heading “Cautionary Statement Concerning Forward-Looking Information”.